Exhibit 99.(h)(3)(ii)

Amendment No. 4
To
Transfer Agency Agreement

This Amendment No. 4 To Transfer Agency Agreement, dated as of September 28, 2018 but effective as of June 30, 2018 (“Amendment No. 4”), is being entered into by and between BNY Mellon Investment Servicing (US) Inc. (“BNYM”) and Baillie Gifford Funds (the “Investment Company”), on its own behalf and on behalf of each series of the Investment Company listed on Schedule B to the Amended Agreement (as defined below), in its individual and separate capacity.

Background

BNYM and the Investment Company previously entered into the Transfer Agency Agreement, dated as of September 1, 2014 (“Original Agreement”), Amendment Agreement, dated July 20, 2016, Amendment No. 1 To Transfer Agency Agreement, effective as of August 4, 2017 (the Original Agreement as amended through August 4, 2017 being the “August 2017 Agreement”), and Amendment No. 2 To Transfer Agency Agreement, dated as of February 20, 2018 (“February 2018 Amendment”) (collectively, the “Current Agreement”).  The parties intend that the Current Agreement be further amended as set forth in this Amendment No. 4.

Terms

In consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree to all statements made above and as follows:

1.                                      Modifications to Current Agreement.  The Current Agreement is hereby amended as follows:

(a)                                 Section 3(a)(17)(K) is deleted and replaced in its entirety with the following:

(K)                               This Section 3(a)(17) shall continue in full force and effect until the Agreement is terminated or this Section 3(a)(17) is terminated (i) by written agreement of the parties, or (ii) by either party giving written notice of termination to the other party not less than 10 days in advance of the termination date cited in the notice of termination.

(b)                                 A new Section 3(a)(18) that reads in its entirety as follows is added:

(18)                          Replacement 22c-2 Services.

(A)                               The Fund and BNYM will cooperate reasonably to transition from use of the system utilized by BNYM on June 30, 2018 to provide SEC Rule 22c-2 compliance assistance services (“Current 22c-2 System”) to the system designated by BNYM as a replacement for the Current 22c-2 System (“Replacement 22c-2 System”) in accordance with a transition plan reasonably designed by BNYM in consultation with the Fund, which shall include a review of Fund requirements, a transfer of required Fund data from the Current 22c-2 System to the Replacement 22c-2 System, appropriate testing, appropriate training of Fund personnel, the creation, in consultation with the 22c-2 Provider (as defined in Section 3(a)(l8)(B) below), of a compliance procedural overview that will govern the provision of the 22c-2 Services (as defined in Section 3(a)(l8)(B) below) to the Fund by the 22c-2 Provider (“22c-2 Overview”) and a switch from the Current 22c-2 System to the Replacement 22c-2 System for BNYM’s provision of SEC Rule 22c-2 compliance assistance services (“22c-2 Switch”).  The Fund will reasonably cooperate with BNYM to effect the 22c-2 Switch on the date designated by BNYM.  The date of the 22c-2 Switch is referred to herein as the “Switch Effective Date.”  This Section 3(a)(18)(A) shall become effective on September 28, 2018.  In addition, upon the effectiveness of this Section 3(a)(18)(A), Section 3(a)(17)(K) shall terminate and cease to have any further force or effect.  Section 3(a)(l8)(B) shall become effective on the Switch Effective Date, at which time Section 3(a)(17) shall simultaneously, without further action by the parties, terminate, be void and cease to have any force or effect.

(B)                               BNYM will use reasonable care in selecting a third party service provider (“22c-2 Provider”) (i) to assist each Fund in implementing the Fund’s SEC Rule 22c-2 compliance rules (“22c-2 Compliance Rules”) in a manner consistent with the Fund’s SEC Rule 22c-2 policies as established by the Fund’s prospectus or board of directors or trustees, as appropriate, (ii) to monitor the results of the implementation of the 22c-2 Compliance Rules, (iii) to report violations of the 22c- 2 Compliance Rules that are detected, (iv) to advise the Fund on an ongoing basis of industry best practices, and (v) to implement changes to the 22c-2 Compliance Rules reasonably requested by the Fund’s 22c-2 compliance officer.  The 22c-2 Provider shall perform the services listed in the second column of Schedule F (“22c-2 Services”) and the Fund shall be responsible for performing the corresponding functions listed in the third column of Schedule F.  The Fund shall be provided with an opportunity from time to time to review the 22c-2 Overview and Schedule F in conjunction with the 22c-2 Provider and BNYM and make such changes as the Fund, BNYM and the 22c-2 Provider agree are appropriate.

(C)                               BNYM shall be liable under the Agreement in accordance with all applicable terms, including without limitation Section 11, for any breach by the 22c-2 Provider of any obligation under this Section 3(a)(18) as if the obligation were that of BNYM and the conduct of the 22c-2 Provider were that of BNYM.

(c)                                  Effective September 28, 2018, Schedule B is deleted and replaced in its entirety with the Schedule B attached to Amendment No 4 To Transfer Agency Agreement between the Investment Company and BNYM, dated September 28, 2018 but effective June 30, 2018.

(d)                                 Effective September 28, 2018, Section 6.15 of Schedule C is deleted and replaced in its entirety with the following:

6.15                        Provisions Applicable Solely to the 22c-2 System.  In connection with any permitted access and use of the 22c-2 System, the Company agrees as follows:

(a)                                 Definitions.  The following terms have the following meanings solely for purposes of this Section 6.15:

“Commercially Reasonable Efforts” means taking all such steps and performing in such a manner as a well managed company in the securities processing industry would undertake where such company was acting in a prudent and reasonable manner under the same or similar circumstances.

“Company 22c-2 Data” means, collectively, the Fund Data and the Shareholder Data.

“Company Database” means the database maintained within the 22c-2 System by and for Company containing the Fund Data and the Shareholder Data.

“Financial Intermediary” means a financial intermediary as that term is defined in Rule 22c-2.

“Front End Data” means the transaction data relating to the Funds and the accounts of Shareholders of the Funds (i) specified by applicable Documentation for use within the 22c-2 System to yield reports intended to assist the Company in determining the Financial Intermediaries from which additional transactional details could be requested for purposes of compliance with SEC Rule 22c-2, and (ii) which has been transmitted to the Company Database from FSR (as defined in Exhibit 1 of this Schedule C).

“Fund Data” means, collectively, the Front End Data and the Fund Settings.

“Fund Settings” means the Fund preferences, parameters, rules and settings inputted into the Company Database and 22c-2 System to administer a Fund’s Rule 22c-2 policies.

“Rule 22c-2” means Rule 22c-2 of the SEC promulgated under the 1940 Act.

“Shareholder” means a shareholder, as that term is defined in Rule 22c-2, of any of the Funds.

“Shareholder Data” means the transaction data with respect to Shareholders in a Fund that a Financial Intermediary, for use within the 22c-2 System, delivers to BNYM by a Designated Method.

“Software,” whether capitalized or not, means computer software in human readable form that is not suitable for machine execution without intervening interpretation or compilation.

(b)                                 Availability.  BNYM shall make the 22c-2 System available to Company from 8:00 a.m. to 6:00 p.m., Eastern Time, during days the New York Stock Exchange is open for trading, except for periods therein in which BNYM suspends access for maintenance, backup, updates, upgrades, modifications required due to changes in applicable law, or other commercially reasonable purposes as reasonably determined by BNYM.  BNYM will use Commercially Reasonable Efforts to limit any periods of nonavailability due to the foregoing activities.

(c)                                  Third Party Provisions.  Company’s use of the 22c-2 System shall be subject to the terms and conditions contained in BNYM’s agreements with Third Party Providers that BNYM is required by such agreements to apply to users of the software or services of the particular Third Party Provider to the extent notified of such terms and conditions by BNYM.

(d)                                 BNYM Modifications.  Company hereby accepts all such modifications, revisions and updates, including changes in programming languages, rules of operation and screen or report format, as and when they are implemented by BNYM, and agrees to take no action intended to have or having the effect of canceling, reversing, nullifying or modifying in any fashion the operation or results of such modifications, revisions and updates.  BNYM will make Commercially Reasonable Efforts to give Company advance written notice before any such modifications, revisions or updates to the 22c-2 System go into effect.

(e)                                  Shareholder Data.

(1)                                 Company acknowledges that Financial Intermediaries, not BNYM, provide the Shareholder Data, that Company’s access to the Shareholder Data through use of the 22c-2 System is dependent upon delivery of the Shareholder Data by the Financial Intermediaries, and that BNYM is not responsible or liable in any manner for any act or omission by a Financial Intermediary with respect to the delivery of Shareholder Data.  Company also acknowledges that Financial Intermediaries may deliver Shareholder Data which modifies Shareholder Data previously delivered or may refuse to provide Shareholder Data and that BNYM is not responsible or liable in any manner for any such modification of Shareholder Data or any such refusal to deliver Shareholder Data.

(2)                                 BNYM shall be obligated to receive and input into the Company Database only that Shareholder Data which has been delivered by a Financial Intermediary through the facilities maintained for such purpose by the NSCC or through the internal communications links provided in the 22c-2 System (“Designated Methods”).

(f)                                   Communications Configuration.  Company shall be responsible, at its expense, for procuring and maintaining the communications equipment, lines and related hardware and software reasonably specified by BNYM to comprise the communications configuration required for Company to use the 22c-2 System and any Updates and General Upgrades to the communications configuration.

(g)                                  Restricted Use of Company 22c-2 Data.  The Company 22c-2 Data constitutes “Confidential Information” for all purposes of Section 4 and other applicable provisions of the Main Agreement.  As between the Company and BNYM, title to all Company 22c-2 Data and all related intellectual property and other ownership rights shall remain exclusively with Company.  Company authorizes BNYM to maintain and use Company 22c-2 Data solely in the manner contemplated by applicable Documentation and this Agreement and to aggregate Company 22c-2 Data in the Company Database with data of other users of the 22c-2 System to analyze and enhance the effectiveness of the 22c-2 System and to create broad-based anonymised statistical analyses and reports for users and potential users of the 22c-2 System and industry forums.

(h)                                 Exclusion for Unauthorized Actions.  Neither BNYM nor any Third Party Provider shall have any liability with respect to any performance problem, warranty, claim of infringement or other matter to the extent attributable to any unauthorized or improper use, alteration, addition or modification of the 22c-2 System by Company, any combination of the 22c-2 System with software not specified by applicable Documentation and any other use of the 22c-2 System in a manner inconsistent with this Agreement or applicable Documentation.

(i)                                     Hardware Disclaimer.  Under no circumstance shall BNYM or a Third Party Provider be liable to Company or any other Person for any loss of profits, loss of use, or for any damage suffered or costs and expenses incurred by Company or any Person, of any nature or from any cause whatsoever, whether direct, special, incidental or consequential, arising out of or related to computer hardware.

(j)                                    Termination by BNYM.  BNYM may immediately terminate Company’s license to use and Company’s access to and use of the 22c-2 System upon the occurrence of any of the following events:

(i)                                     Company engages in conduct which infringes or exceeds the scope of the license granted to Company by Section 2.1 of this Schedule C in a material manner and does not cure the breach within ten (10) business days after receiving written notice from BNYM; or

(ii)                                  A Third Party Provider terminates any relevant agreement the Third Party Provider has with BNYM that is necessary in order for BNYM to be able to license (or continue to license) the 22c-2 System to Company.  BNYM agrees to provide Company with as much notice of such termination as BNYM receives from the Third Party Provider.

(k)                                 Continuation Period.  In the event the Agreement is terminated and in connection with such a termination the parties agree that Company will continue to have access to and use of the 22c-2 System, then the terms of this Agreement shall apply during any such continuation period.  The term of any such continuation period shall be day to day and the continuation period may be terminated immediately by either party at any time by written notice notwithstanding the contents of any notice or other communication the parties may exchange, unless both parties agree in writing to such contents. A continuation period as described in this subsection (o) is referred to herein as a “Continuation Period”.

(l)                                     Effect of Termination.  Following a termination of the Agreement or at the end of a Continuation Period, as applicable, BNYM will (i) dispose of all Company 22c-2 Data in accordance with its applicable backup and data destruction policies, and (ii) use good faith efforts to make electronic copies of Company 22c-2 Data in existing report formats of the 22c-2 System to the extent reasonably requested by Company no less than thirty (30) days in advance of the termination of the Agreement.

(m)                             This Agreement shall benefit and be enforceable by Third Party Providers of the 22c-2 System.

(e)                                  A new Schedule F is added which reads in its entirety as set forth in the Schedule F attached to this Amendment No. 4 To Transfer Agency Agreement between the Investment Company and BNYM, dated September 28, 2018 but effective June 30, 2018.

2.                                      Adoption of Amended Agreement by New Funds.

(a)                                 Each Fund added to Schedule B by virtue of this Amendment No. 4 for which Schedule B indicates that services commenced December 14, 2017 acknowledges and agrees that by virtue of its execution of this Amendment No. 4 it becomes and is a party to and it is bound by all terms and conditions of each of the following, during the time each respectively was in effect:

i.                                          the August 2017 Agreement, as of December 14, 2017 through February 20, 2018;

ii.                                       the Current Agreement, as of February 20, 2018 through September 28, 2018; and

iii.                                    Current Agreement as amended by this Amendment No. 4 (“Amended Agreement”) as of September 28, 2018; and

(b)                                 The Fund added to Schedule B by virtue of this Amendment No. 4 for which Schedule B indicates that services are expected to commence November 1, 2018, acknowledges and agrees that by virtue of its execution of this Amendment No. 4 it becomes and is a party to and it is bound by all terms and conditions of the Amended Agreement.

(c)                                  The term “Fund” has the same meaning in this Amendment No. 4 as it has in the Current Agreement.

3.                                      Remainder of Current Agreement.  Except as specifically modified by this Amendment No. 4, all terms and conditions of the Current Agreement shall remain in full force and effect.

4.                                      Governing Law.  The governing law provision of the Current Agreement shall be the governing law provision of this Amendment No. 4.

5.                                      Entire Agreement.  This Amendment No. 4 constitutes the final, complete, exclusive and fully integrated record of the agreement of the parties with respect to the subject matter herein and the amendment of the Current Agreement with respect to such subject matter.

6.                                      Facsimile Signatures; Counterparts.  This Amendment No. 4 may be executed in one or more counterparts; such execution of counterparts may occur by manual signature, facsimile signature, manual signature transmitted by means of facsimile transmission or manual signature contained in an imaged document attached to an email transmission; and each such counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument.  The exchange of executed copies of this Amendment No. 4 or of executed signature pages to this Amendment No. 4 by facsimile transmission or as an imaged document attached to an email transmission shall constitute effective execution and delivery hereof and may be used for all purposes in lieu of a manually executed copy of this Amendment No. 4.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 4 To Transfer Agency Agreement to be executed by their duly authorized officers as of the date first written above, to be effective as indicated herein.

BNY Mellon Investment Servicing (US) Inc.		Baillie Gifford Funds
On its own behalf and on behalf of each Fund, each in its individual and separate capacity, and not on behalf of any other Fund
By:	/s/ Robert C. Jordan

Name:	Robert C. Jordan	By:	/s/ Lesley Anne Archibald

Title:	Managing Director	Name:	Lesley Anne Archibald

		Title:	Vice President

SCHEDULE B

(Dated: September 28, 2018)

THIS SCHEDULE B is Schedule B to that certain Transfer Agency Agreement dated as of September 1, 2014 between BNY Mellon Investment Servicing (US) Inc. and Baillie Gifford Funds.

Portfolios

The International Equity Fund:

The International Equity Fund — Institutional Class

The International Equity Fund Class 2

The International Equity Fund Class 3

The International Equity Fund Class 4

The International Equity Fund Class 5

The International Equity Fund Class K

The International Choice Fund:

The International Choice Fund Class 2

The International Choice Fund Class 3

The International Choice Fund Class 4

The International Choice Fund Class 5

The EAFE Fund:

The EAFE Fund — Institutional Class

The EAFE Fund Class 2

The EAFE Fund Class 3

The EAFE Fund Class 4

The EAFE Fund Class 5

The EAFE Fund Class K

The EAFE Choice Fund:

The EAFE Choice Fund — Institutional Class

The EAFE Choice Fund Class 2

The EAFE Choice Fund Class 3

The EAFE Choice Fund Class 4

The EAFE Choice Fund Class 5

The EAFE Choice Fund Class K

The EAFE Pure Fund:

The EAFE Pure Fund — Institutional Class

The EAFE Pure Fund Class 2

The EAFE Pure Fund Class 3

The EAFE Pure Fund Class 4

The EAFE Pure Fund Class 5

The EAFE Pure Fund Class K

The Emerging Markets Fund:

The Emerging Markets Fund — Institutional Class

The Emerging Markets Fund Class 2

The Emerging Markets Fund Class 3

The Emerging Markets Fund Class 4

The Emerging Markets Fund Class 5

The Emerging Markets Fund Class K

The Global Alpha Equity Fund:

The Global Alpha Equity Fund — Institutional Class

The Global Alpha Equity Fund Class 2

The Global Alpha Equity Fund Class 3

The Global Alpha Equity Fund Class 4

The Global Alpha Equity Fund Class 5

The Global Alpha Equity Fund Class K

The U.S. Equity Growth Fund:

The U.S. Equity Growth Fund — Institutional Class

The U.S. Equity Growth Fund Class K

The Long Term Global Growth Equity Fund:

The Long Term Global Growth Equity Fund — Institutional Class

The Long Term Global Growth Equity Fund Class 2

The Long Term Global Growth Equity Fund Class 3

The Long Term Global Growth Equity Fund Class 4

The Long Term Global Growth Equity Fund Class 5

The Long Term Global Growth Equity Fund Class K

The Asia Ex Japan Fund:

The Asia Ex Japan Fund — Institutional Class

The Asia Ex Japan Fund Class K

The Positive Change Equity Fund:*

The Positive Change Equity Fund — Institutional Class*

The Positive Change Equity Fund Class K*

The Global Select Equity Fund:*

The Global Select Equity Fund - Institutional Class*

The Global Select Equity Fund Class K*

The International Concentrated Growth Fund:*

The International Concentrated Growth Fund — Institutional Class*

The International Concentrated Growth Fund Class K*

The Multi Asset Fund: **

The Multi Asset Fund — Institutional Class**

The Multi Asset Fund Class K**

* Services commenced December 14, 2017.

** Services expected to commence November 1, 2018.

Schedule F

22c-2 Services And Corresponding Fund Responsibilities

Implementation/Set-up	Access Data Responsibility	Mutual Fund Co. Responsibility
• Define Rules: • Determine Data Sources: • Compliance Reports and queries:

•                  Construct compliance rules based on client policies and desired output.

•                  Establish data sources, i.e. SDR, portals, etc.

•                  Standard compliance reports and ad hoc queries can be created. Additional custom reporting can be developed once terms are agreed upon.

•                  Determine and describe 22c-2 policies by product type, transaction type, and time frames.

•                  Define approach: risked based vs. data driven.

•                  Describe desired parameters for standard reporting and any additional desired reports

Daily Monitoring	Access Data Responsibility	Mutual Fund Co. Responsibility
• Daily Results: • Account Restrictions: • Reporting and Updates: • Audit and Reconciliation:

•                  Monitor account violations

•                  Restrict accounts based on client instructions

•                  Provide ongoing reporting and adjust rules as requested by client.

•                  Reconcile account restrictions reported in the application with account restrictions as reported by intermediaries.

•                  Provide account violation policies

•                  Approve account restrictions

•                  Provide policy updates and instructions for changes with rule requirements.

•                  Provide contacts at intermediaries for restricted account notices and authorize restrictions.

Case Management	Access Data Responsibility	Mutual Fund Co. Responsibility
• Data Acquisition: • Account Restrictions: • Adjustments and Updates: • Reporting and Audit:

•                  Follow and perform prescribed workflow steps to acquire data from intermediaries

•                  Follow and perform prescribed workflow steps to restrict an account.

•                  Adjust workflow requirements consistent with policy or rule changes.

•                  Provide reports and audits for case management steps and actions.

•                  Verify data acquisition requirements based on compliance policies.

•                  Verify account restriction policies and authorize account restrictions.

•                  Notify ADC of policy or rule changes and verify changes to corresponding workflow steps.

•                  Review and approve case management reports and audits.